Exhibit 99.1

FIRST CHOICE HEALTHCARE SIGNS $15.45 MILLION PURCHASE AGREEMENT TO SELL AND LEASEBACK MARINA TOWERS BUILDING

Sale Expected to Release Approximately $7.5 Million in Previously Unrecognized

Net Tangible Equity — Cash that Can Be Used to Support First Choice’s Growth

Initiatives and Position the Company for Up-Listing to a National Stock Exchange

MELBOURNE, FL – (Market Wired) – January 20, 2016 – First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) (“FCHS,” “First Choice” or “the Company”), one of the nation’s only non-physician-owned, publicly traded healthcare services companies focused on the delivery of Orthopaedic care and treatment, today announced that its wholly owned subsidiary, Marina Towers, LLC, has entered into a Purchase Agreement to sell its 78,000 square foot office building, Marina Towers, located in Melbourne, Florida to Global Medical Reit Inc. for a purchase price of $15.45 million.

In addition, the entire facility, which houses FCHS’ corporate headquarters and its Medical Center of Excellence, First Choice Medical Group, will be leased back to the Company’s wholly-owned subsidiary, FCID Holdings, Inc., via a 10-year absolute triple-net master lease agreement that will expire in 2026, and be renewable for two five-year periods on the same terms and conditions as the primary non-revocable lease term with the exception of rent, which will be adjusted to the prevailing fair market rent at renewal and will escalate in successive years during the extended lease period. Specifically, the cumulative rent to be paid by the Company will equal $189,627.83 over the 10-year lease period, or 1.23% of the sale price.

The material terms of the Agreement provide for: (i) an “Advanced Deposit” paid by Seller by January 18, 2016 in the amount of $20,000 to the title company; (ii) an “Earnest Money” deposit paid by the Company by January 18, 2016 in the amount of $20,000 to the title company that will be applied to the Purchase Price at closing; (iii) the delivery by Seller of items identified on the preliminary due diligence checklist attached as an exhibit to the Agreement; (iv) a property inspection (“Due Diligence Period”) that will expire at 5:00 P.M. Eastern Time on February 8, 2016, during which time the Purchaser shall have the right to terminate this Agreement by written notice to the Seller in the event the Purchaser, in the Purchaser’s sole discretion, is not satisfied with the Property for any reason, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Seller on or before 5:00 P.M. Eastern Time prior to the last day of the Due Diligence Period; (v) if this Agreement is not terminated, then this Agreement shall remain in full force and effect, and the Earnest Money deposit shall become non-refundable, except as otherwise expressly provided herein; (vi) a closing date that shall occur on or before 2:00 P.M. Central Time on March 7, 2016. The Agreement also contains additional customary covenants, representations and warranties.

Christian Romandetti, Chairman, President and CEO of First Choice, stated, “We are very pleased to be in a position to leverage our valuable real estate asset to generate capital at a net cost of only 1.23% — capital that will be used to materially strengthen our Company’s balance sheet and provide us with working capital to support our aggressive growth and acquisition initiatives. More specifically, the sale proceeds will permit First Choice to reduce the debt on our balance sheet by over $8 million and increase our current cash position by approximately $7.5 million. Moreover, the improvement to our balance sheet will allow First Choice to meet a key listing qualification (net tangible assets) for an up-listing to a national stock exchange in the near future.”

Continuing, “We expect that Global Medical REIT will prove to be a strong business partner, so we look forward to completing the due diligence process and closing the sale on schedule,” concluded Romandetti.

For additional details relating to the sale and leaseback of Marina Towers, please refer to the Form 8-K filed yesterday afternoon with the U.S. Securities and Exchange Commission, found at www.sec.gov.

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is implementing a defined growth strategy aimed at building a national collective of world class medical centers of excellence in key expansion markets throughout the U.S. with concentration in neurology, orthopaedics, spine surgery and interventional pain medicine, as well as related ancillary care services.   Serving Florida’s Space Coast, the Company’s flagship regional network currently administers over 100,000 patient visits each year and is comprised of First Choice Medical Group, The B.A.C.K. Center and Crane Creek Surgery Center. For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

For additional information, please contact:

Investor Relations at WallStreetWriter

407-878-5945 or FCHS@wallstreetwriter.com